EASTMAN CHEMICAL COMPANY - EMN	January 10,2008
                                    Contacts:
                                    Media:  Tracy Kilgore
                                    423-224-0498 / tjkilgore@eastman.com
                                    Investors:  Greg Riddle
                                     212-835-1620 / griddle@eastman.com

Eastman Announces Higher Fourth-Quarter 2007 Earnings Expectation

KINGSPORT, Tenn., January 10, 2008 – Eastman Chemical Company (NYSE:EMN) today announced that fourth-quarter 2007 earnings per share excluding gains and costs related to previously announced strategic decisions and actions are expected to be above the high end of the current range of analyst estimates on First Call which is $1.06 per share. Results will include the positive impact in fourth quarter 2007 of selling prices offsetting higher raw material and energy costs, earnings associated with a recent licensing of acetyl technology for the production of acetic acid, and lower general administrative expenses.

Eastman will announce fourth-quarter and full year 2007 sales and earnings on January 24, 2008, at approximately 5:00 p.m. Eastern Time. The company will host a conference call with industry analysts on January 25 at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call, go to www.investors.eastman.com, Presentations. To listen via telephone, the dial-in number is (913) 981-5591, passcode number 2224171. A web replay will be available at www.investors.eastman.com, Presentations.  A telephone replay will be available continuously from 11:00 a.m. Eastern Time, January 25, to 12:00 a.m. Eastern Time, February 1, 2008, at 888-203-1112, passcode number 2224171.

Eastman manufactures and markets chemicals, fibers and plastics worldwide. It provides key differentiated coatings, adhesives and specialty plastics products; is a major supplier of cellulose acetate fibers; and produces PET polymers for packaging. As a Responsible Care® company, Eastman is committed to achieving the highest standards of health, safety, environmental and security performance. Founded in 1920 and headquartered in Kingsport, Tenn., Eastman is a FORTUNE 500 company with 2006 sales of $7.5 billion and approximately 11,000 employees. For more information about Eastman and its products, visit www.eastman.com.

Forward-Looking Statements: The statements in this news release concerning expected fourth-quarter 2007 selling prices and raw materials and energy costs, acetyl technology licensing earnings, general administrative expenses, gains and costs related to strategic decisions and actions, and earnings per share, are forward-looking. Such statements are based upon preliminary information, internal estimates, and management assumptions and expectations and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Important factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements, in addition to those identified with such forward-looking statements, are detailed in the company's reports filed with the Securities and Exchange Commission, including the Form 10-Q for the quarter ended Sept. 30, 2007 and the Form 10-K for 2007 to be filed.